AMENDMENT

TO

MASTER SERVICES AGREEMENT

AND

FUND ACCOUNTING AND FUND ADMINISTRATION FEE LETTER

THIS Amendment TO THE MASTER SERVICES AGREEMENT AND FUND ACCOUNTING AND FUND aDMINISTRATION FEE LETTER (this “Amendment”) is effective as of January 1, 2020, and is made by and between Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”), and Commonwealth International Series Trust, a Massachusetts business trust (the “Trust”).

WHEREAS, Ultimus seeks the Trust’s approval of a fee charged for securities quotations set forth in the Fund Accounting and Fund Administration Fee Letter to that certain Master Services Agreement dated August 15, 2018, by and between Ultimus and the Trust (the “Agreement”);

WHEREAS, Ultimus will retain a portion of the fee being charged; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned fee.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)       Paragraph 4.4 of the Agreement is deleted and replaced with the following:

4.4       The cost of obtaining secondary security market quotes and other securities data;

(b)       The Fund Accounting and Fund Administration Fee Letter to the Agreement hereby is amended by renumbering existing paragraph 1.5 as paragraph 1.6.

(c)       The Fund Accounting and Fund Administration Fee Letter to the Agreement hereby is amended by inserting the following paragraph 1.5 immediately after paragraph 1.4 under Fees, Section 1:

1.5       Price Quotes. The charges for the primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities

International Equity (Non-Fair Value)

International Equity (Fair Value)

Options

Futures (Listed)

Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets

Government/Agency

Floating Rate MTN

Municipal Bonds

High Yield Corporate Bonds & High Yield Municipal Bonds

International Bond

ABS & ABS Home Equity

CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs

CMBS

CDO & CLO

Leverage Loans/Bank loans [monthly]

Exchange Rates - Spot and Forwards

Other Securities/Complex, Hard-to-Value

Manual Pricing Inputs/Advisor Provided

Controlled Foreign Corporation (CFC)

2.       Miscellaneous.

(a)       Except as hereby amended, the Agreement shall remain in full force and effect.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

COMMONWEALTH INTERNATIONAL SERIES TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Robert Scharar	By:	/s/ David James
	Name: Robert Scharar		Name: David James
	Title: President		Title: Executive Vice President and Chief Legal and Risk Officer

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